Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q3 2018 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz – CFO

Zachary Pomerantz – Senior Vice President, Asset Management

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for AFIN's third quarter 2018 Earnings Call. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the quarter’s results are Michael Weil, Chief Executive Officer, Katie Kurtz, Chief Financial Officer and Zachary Pomerantz, Senior Vice President, Asset Management.

The discussion today will include certain statements and assumptions which are not historical facts. They are forward-looking in nature and are being made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain assumptions and numerous risk factors that could cause AFIN's actual results to differ materially from these forward-looking statements. We refer all of you to our SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Also during the call, we will use the term “Investment Grade Rating” which includes both actual investment grade ratings of the tenant or implied investment grade ratings. Implied investment grade includes ratings of the lease guarantor or the tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease). Implied investment grade ratings are determined using Moody’s proprietary analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. The ratings information is as of September 30, 2018.

We also use the terms service retail, traditional retail, and anchor tenant in today’s presentation. We define service retail as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, fitness and auto services sectors. Traditional retail includes single-tenant retail properties leased to tenants in the discount retail, home improvement, furniture, specialty retail, auto retail, and sporting goods sectors. We define anchor tenant as a tenant occupying 10,000 or more square feet in a multi-tenant property. Occupancy represents the percentage of square footage of which the tenant has taken possession divided by the respective total rentable square feet as of the date indicated. "Executed" occupancy includes "occupancy" as of September 30, 2018, as previously defined, as well as all leases executed by both parties as of September 30, 2018 where the tenant has yet to take possession of the space as of such date.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as expressly required by law. Also during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and Form 10Q.

I will now turn the call over to our CEO, Mike Weil.

Mike Weil

Thank you, Louisa. We appreciate everyone joining us for today's earnings call. I'm going to start with some high level comments about the quarter and then I will turn it over to Katie and Zach to provide additional financial and real estate details.

I am happy to report on a strong quarter for American Finance Trust. We listed our stock on the Nasdaq, steadily executed on our acquisition strategy, opportunistically sold assets, and continued to lease up space in our multi-tenant portfolio. AFIN has a well-diversified portfolio, made up of single-tenant and multi-tenant primarily service-retail properties located across the U.S. At the end of the quarter we owned 616 properties, had portfolio occupancy of 94.2% , and average contractual rent growth of 1.4% per year driven by the 80.1% of our leases that include rent escalators. The weighted-average remaining lease term for the portfolio is 8.6 years, up from 8.3 years last quarter.

Our focus remains on service retail which means properties you likely visit personally at least once or twice a week, such as restaurants, pharmacies, gas and convenience stores and retail bank branches. Our 582 property single-tenant portfolio includes all of these types of assets as well as more traditional retail locations such as discount retail, home improvement and auto retail stores.

Retail makes up 57%, of our 11.8 million square foot single-tenant portfolio, while 22% of the portfolio consists of industrial and distribution facilities. Occupancy across the single-tenant portfolio is almost 99% with a weighted-average remaining lease term of 10.7 years and 1.2% average annual rent escalators. 78.9% of the straight line rent is derived from investment grade or implied investment grade tenants. We believe the single-tenant portfolio provides a solid foundation for AFIN to continue to grow in the future.

Our multi-tenant portfolio builds upon and nicely complements the single-tenant net lease portfolio. The balance of store concepts in our multi-tenant portfolio is designed to drive shoppers to the centers, with 49% of rent coming from experiential and e-commerce defensive properties. Our 34 property 7.4 million square foot multi-tenant portfolio has an executed occupancy of 87.5% with a weighted-average remaining lease term of 5.1 years and 1.6% average annual rent escalators. Although we have faced a few recent bankruptcies, we are excited about the upcoming tenant additions to the multi-tenant portfolio that Zach will discuss.

We are pleased with our portfolio and believe AFIN's long-duration leases and high credit quality tenants will continue to drive shareholder value as we continue growing the portfolio.

I'll turn it over to Zach for a quick overview of third quarter real estate acquisition, disposition and leasing activity.

Zach Pomerantz

Thanks, Mike. We closed on $119 million of service retail, education and medical office properties during the quarter. These 62 properties have a weighted average remaining lease term of 16.2 years and slot perfectly into our single-tenant net-lease model. These acquisitions further enhance our geographic, credit and property type diversity.

During the quarter, 7 new leases commenced representing almost 95 thousand square feet and 19 leases were renewed or amended for a total of almost 154 thousand square feet.

Our multi-tenant executed occupancy stands at 87.5% at the end of the quarter. During the quarter we sold one of our fully stabilized centers and Elder Beerman and Toys R Us, two anchor tenants, each vacated their spaces. We have a forward multi-tenant pipeline of 15 new leases and renewals for 183,000 square feet including a new lease for the former Elder Beerman location. We are very excited to have been able to find a great replacement tenant in At Home, a retail chain specializing in home decor products. While monitoring the health of Elder Beerman we determined that there was a high probability of getting the space back and proactively looked for replacement tenants. Due to the strength of the location in Ohio we were able to negotiate attractive lease terms with At Home on a timely basis, while keeping our capital commitment low.

On the disposition side, in September we closed on the sale of West Lake Crossing in Humble, Texas. This is a center where we had increased NOI by 18% as owner and leased up the property to 100%. As a fully stabilized asset we felt we had maximized value and it was an opportune time to sell the property and invest those proceeds in service oriented single-tenant retail. Similarly, from the single tenant portfolio we sold 4 vacant SunTrust properties in the quarter. There are 21 of these properties remaining, representing 0.5% of AFIN's portfolio as of the end of the third quarter.

Mike, I’ll turn it back to you.

Mike Weil

Thanks, Zach. We were very active in the third quarter on the acquisitions front while maintaining a pipeline of over $100 million of single tenant assets. We continue to improve AFIN's portfolio by acquiring service-oriented retail properties with long term leases.

We have described AFIN as an opportunistic seller of real estate and the work we are doing with our SunTrust properties is a great example. We are currently under contract to sell 8 occupied SunTrusts at a 5.4% cash cap rate. These properties have a remaining lease term of 9 years. We can redeploy the proceeds from these sales into our current acquisition pipeline where we are buying at a weighted average GAAP cap rate of 7.8% with over 16 years of average lease duration. By executing on these transactions we are not only capturing the difference in cap rates, which flows straight to the bottom line, but simultaneously reducing our exposure to SunTrust and extending our average lease term.

Finally, in October we announced a $125 million increase to the commitments under our credit facility to $540 million, which had $98 million available for acquisitions and other corporate uses as of September 30, 2018, and the expansion of the lending group to add Compass Bank and Synovus Bank. The expansion of this facility is further evidence of the confidence the banking community has in AFIN and affords AFIN flexibility for future acquisitions.

With that, I'll turn the call over to Katie to walk us through operating results in more detail and then I will follow up with some closing remarks. Katie?

Katie Kurtz

Thanks Mike. We ended the third quarter with net debt, which is total debt less cash and cash equivalents, of $1.4 billion at a weighted-average interest rate of 4.5%. The components of our net debt include $260.7 million drawn on the credit facility, $1.2 billion of outstanding mortgage debt and cash and cash equivalents of $60.3 million. At quarter’s end, interest rates on our mortgage debt were all fixed, leaving only amounts drawn on our credit facility as floating. Liquidity, which we measure as undrawn availability under our credit facility plus cash and cash equivalents, stood at $158.4 million at September 30, 2018.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 38% and net debt to annualized Adjusted EBITDA was 7.2x at September 30, 2018.

We reported third quarter revenue of $74.9 million as compared to $71.1 million for second quarter 2018. Our FFO attributable to stockholders was $7.9 million and our AFFO was $24.6 million for the third quarter 2018. The decrease in FFO attributable to shareholders in the third quarter was mainly due to one-time charges associated with the listing of the Company on the Nasdaq in July. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10Q.

I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie. After the October 10th conversion of the Class B-1 shares to Class A shares, over 75% of our shares are now trading and by the time we speak again, 100% of AFIN's shares will have become tradeable after Class B-2 shares automatically convert to Class A shares no later than January 15, 2019. We picked up our first analyst coverage with BMO and will remain active in the real estate community, including leaving after this call to head out to NAREIT to meet with institutional investors and analysts.

We continue to operate with a conservative balance sheet and we own 616 properties across the U.S. We have a portfolio that is highly diversified by tenant, geography and asset type, a strong, creditworthy tenant base, and an experienced management team. We are well positioned to identify, assess and capitalize on opportunities across a wide set of markets in order to continue to grow the company.

We will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire assets that fit within our investment model. We will maintain a near-term focus on service retail and other properties defensively positioned against competition from e-commerce relative to traditional retail in order to continue to drive shareholder value.

Our team looks forward to continuing to lead the AFIN effort to enhance long-term value for our stockholders.

[Operator], please open up the line for questions.

Question-and-Answer Session

Operator

Participants

Management

After last question:

Louisa Quarto

Thanks Mike. Before I turn it over to Mike for closing remarks, we have been asked whether a replay of this call will be available. It will be available one hour after the end of this call through February 6, 2019. Please call 877-344-7529 and reference conference number 10125488. A replay of the webcast will also be available on our website.

We also filed an investor presentation a copy of which is available in the investor relations section of our website at www.americanfinancetrust.com.

As always, we encourage shareholders and financial advisors who have account-specific or general questions about the company to call our investor relations group at 866-902-0063 for assistance.

Mike, I’ll turn it back to you for closing remarks.

Mike Weil

Thanks Louisa. I want to thank everyone for joining today. I hope that our stockholders share in our view of the strength of the company and the potential for growth we see in the future. We look forward to the potential inclusion in the RMZ index later this month and the increased institutional ownership that inclusions will bring. While day to day changes in stock price will occur, our focus will remain where it should be; on the operations of the company and the execution of our strategy. We look forward to continuing to tell the AFIN story to a growing audience.

Operator

[Operator Instructions].